Exhibit 23.1

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-4, of our report dated April 11, 2025, with respect to our audits of the financial statements of Signing Day Sports, Inc. as of December 31, 2024 and 2023, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern, and appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to use under the heading “Experts” in such Registration Statement.

Very truly yours,

/s/ BARTON CPA PLLC

BARTON CPA PLLC

Cypress, Texas

January 21, 2026